Exhibit 10.2

INNOVEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands)

	Three Months Ended
	October 3, 2009	September 27, 2008

Net sales	$6,352	$20,796
Costs and expenses:
Cost of sales	8,710	23,537
Selling, general and administrative	1,493	2,316
Engineering	209	554
Asset impairment and restructuring charges	-	388
Net interest expense	2,082	852
Net FX (gain) loss	1,218	(339)
Net other (income) expense	39	(64)
Income (loss) before income taxes	(7,399)	(6,448)

Provision for income taxes	2	17
Net income (loss)	($7,401)	($6,465)

Net income (loss) per share:
Basic	($0.38)	($0.33)
Diluted	($0.38)	($0.33)

Weighted average shares outstanding:
Basic shares	19,443	19,411
Diluted shares	19,443	19,411

	Twelve Months Ended
	October 3, 2009	September 27, 2008

Net sales	$39,559	$71,039
Costs and expenses:
Cost of sales	50,615	80,113
Selling, general and administrative	6,779	9,136
Royalty expense to equity investee	-	128
Engineering	1,462	2,472
Asset impairment and restructuring charges	1,312	3,827
Net (gain) loss on sale of assets	-	(125)
Net interest expense	4,979	3,054
Net FX (gain) loss	1,540	556
Net other (income) expense	116	(138)
Income (loss) before income taxes	(27,244)	(27,984)

Provision for income taxes	2	17
Net income (loss)	($27,246)	($28,001)

Net income (loss) per share:
Basic	($1.40)	($1.44)
Diluted	($1.40)	($1.44)

Weighted average shares outstanding:
Basic shares	19,440	19,409
Diluted shares	19,440	19,409

INNOVEX, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)
	October 3,	September 27,
Assets	2009	2008
Cash and short-term investments	$918	$6,532
Accounts receivable, net	767	14,345
Inventory	2,286	9,999
Other current assets	1,465	1,876
Total current assets	5,436	32,752
Property, plant and equipment, net	29,246	34,438
Assets held for sale	0	1,927
Intangible & other assets, net	30	40
Total assets	$34,712	$69,157

Liabilities and Stockholders' Equity (Deficit)
Current maturities of long-term debt	$7,143	$3,538
Line of credit	34,942	32,665
Accounts payable	13,064	23,306
Other current liabilities	6,019	4,479
Total current liabilities	61,168	63,988
Long-term debt	14,459	18,970
Stockholders' equity (deficit)	(40,915)	(13,801)
Total liabilities and stockholders' equity (deficit)	$34,712	$69,157

INNOVEX, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In thousands)
	Twelve months ended
	October 3, 2009	September 27, 2008
Cash Flows From Operating Activities:
Net income (loss)	($27,246)	($28,001)
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depreciation and amortization	7,559	7,729
Asset impairment charge	700	-
Stock option expense	133	269
Other non-cash items	2	(71)
Changes in operating assets and liabilities:
Accounts receivable	13,578	(603)
Inventories	7,713	1,056
Other current assets	411	584
Other long term assets	10	727
Accounts payable	(10,243)	8,441
Other current liabilities	1,541	944
Net cash used in operating activities	(5,842)	(8,925)

Cash Flows From Investing Activities:
Capital expenditures	(1,143)	(3,267)
Proceeds from sale of assets	-	126
Net cash used in investing activities	(1,143)	(3,141)

Cash Flows From Financing Activities:
Payments on long-term debt	(1,168)	(6,035)
Issuance of long-term debt	-	1,508
Effect of currency translation on long-term debt	262	437
Net line of credit activity	2,277	12,231
Proceeds from exercise of stock options	-	3
Net cash provided by (used in) financing activities	1,371	8,144
Increase (decrease) in cash and equivalents	(5,614)	(3,922)
Cash and equivalents at beginning of period	6,532	10,454
Cash and equivalents at end of period	$918	$6,532